EXHIBIT 2.2

EXECUTED COPY

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of January 28, 2004 (this “Agreement”), is entered into by and among MEDICAL DEVICE ALLIANCE INC., a Nevada corporation (the “Company”), ARTHROCARE CORPORATION, a Delaware corporation (“Parent”), ALPHA MERGER SUB CORPORATION, a Nevada corporation (“Merger Sub”), Wells Fargo Bank, N.A. (the “Rights Agent”) and Frank Bumstead (the “Stockholders’ Agent”).

RECITALS

WHEREAS, the Company, Parent and Merger Sub have entered into an Agreement and Plan of Merger dated as of October 23, 2003, as amended by Amendment No. 1 thereto, dated as of January 5, 2004 (the “Merger Agreement”), pursuant to which at the Effective Time, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation;

WHEREAS, upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, the consideration that shall be paid by Parent pursuant to the Merger Agreement includes contingent value rights as hereinafter described; and

WHEREAS, all things necessary have been done to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Parent, and to make this Agreement a valid agreement of Parent, in accordance with its terms, and to ensure that payment in the form of such contingent value rights will not require registration under the Securities Act.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed as follows:

ARTICLE I.

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii) all accounting terms used herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” means such accounting principles as are generally accepted in the United States at the time of any computation;

(iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

(iv) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa.

(b) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement. The following additional terms shall have the meanings ascribed to them as follows:

“Act,” when used with respect to any Holder, has the meaning specified in Section 1.2.

“Aggregate Earnout Payment Amount” shall mean (A) 2.75 times the Net Revenue recognized by the Company during the Earnout Period, minus (B) each of (1) the Initial Common Consideration (as defined in the Merger Agreement) paid in connection with the Merger to the holders of Company Common Stock, (2) the aggregate Initial Preferred Consideration (as defined in the Merger Agreement) paid to the holders of Company Series B Preferred Stock, (3) the Initial Parallax Option Payment, (4) the Initial Option Payment and (5) the Initial Parallax Common Stock Payment, minus (C) the Working Capital Holdback Amount, minus (D) the California Holdback Amount, minus (E) 50% of payments made by Parent under Section 3.4 of this Agreement, and minus (F) the accrued fees and expenses of the Stockholders’ Agent under Sections 8.1 and 8.5 of this Agreement and/or one-half of the accrued fees and expenses of the Balance Sheet Independent Accountant or Independent Accountant in excess of $300,000 in the aggregate, if any. In the event that the Aggregate Earnout Payment Amount is a negative number, then the Aggregate Earnout Payment Amount shall be equal to zero. For purposes of clarity, if no Net Revenue is recognized during the Earnout Period, the Aggregate Earnout Payment Amount shall be equal to zero.

“Aggregate Shared Earnout Payment Amount” means (i) the Aggregate Earnout Payment Amount, minus (ii)(A) the Common Stock Earnout Payment Amount, multiplied by (B) the total number of Common Stock CVRs outstanding on any CVR Payment Date.

“Affiliate” of a Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Base Working Capital Amount” shall have the meaning set forth in Section 5.12 of the Merger Agreement.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

“Business” shall mean the Company’s existing percutaneous cement injection and vertebroplasty related products (including biopsy products) and the percutaneous cement injection and vertebroplasty related products in the Company’s development process as of the date hereof (i.e. new needle configurations, mixing apparatus, new injection systems, potential new configurations and indications of polymethyl methacryate cement (“PMMA”), new tracer particles and new technology for bone navigation including the bone catheter), as well as any products that are covered by claims in the Company’s current patents or patent applications or any licenses or sales of products to third parties derived from the Company’s patents or patent applications as of the Effective Time or any continuations or divisionals that derive from such patents or patent applications. For purposes of clarity, specifically excluded from the definition of Business shall be bone cement other than PMMA to the extent it would not be covered by a patent or patent application held by the Company as of the Effective Time and any products derived from Parent’s coblation product line or products developed or acquired after the date hereof by Parent or any of its Affiliates.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“California Holdback Amount” means $1.8 million, minus the amount that, prior to the Effective Time, the Company shall have paid to the California Franchise Tax Board with respect to the liability owed to the State of California as set forth on the 2002 California tax return referred to in Section 5.14 of the Merger Agreement.

“California Holdback Payment Amount” means the California Holdback Amount minus any Franchise Taxes owed or owing to the State of California with respect to the taxable year 2002, as finally determined by any examination, audit or other proceeding made by any taxing authority, divided by the total number of Common Stock CVRs outstanding on such CVR Payment Date.

“Cash/Holdback Payment Amount” means the Estimated Cash Amount minus the Estimated MDA Liabilities, plus the Working Capital Holdback Amount, divided by the total number of Common Stock CVRs outstanding on such CVR Payment Date.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank organized and in existence under the laws of the United States and having capital and surplus in excess of $500 million, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and in each case maturing within 180 days after the date of acquisition, (v) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investor Service, Inc. or “A-1” (or higher) according to Standard & Poor’s Ratings Services, and (vi) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (i) through (v) above.

“Closing Balance Sheets” means the unconsolidated unaudited balance sheets of the Company and Parallax as of the Closing Date prepared in accordance with GAAP consistently applied in the preparation of the Audited Balance Sheets (as defined in the Merger Agreement).

“Closing Balance Sheet Payment Amount” means for each Common Stock CVR on any CVR Payment Date, (i)(A) the Closing Cash Amount, minus (B) the Working Capital Shortfall, minus (C) the MDA Liabilities plus (D) the Working Capital Holdback Amount, divided by (ii) the total number of Common Stock CVRs outstanding on such CVR Payment Date, provided that if the Closing Balance Sheet Payment Amount is zero or a negative number, then no payment shall be made, and Parent shall be entitled to offset any negative Closing Balance Sheet Payment Amount against any Earnout Payment Amount required to be made under Section 2.4(c).

“Closing Cash Amount” means, as of the Closing Date, (i) the cash and Cash Equivalents of the Company (on an unconsolidated basis), less (ii) all liabilities or obligations of the Company on an unconsolidated basis relating to any financial advisor, legal, accounting, and any other transaction fees, as well as any other liabilities or obligations (including, without limitation, golden parachute payments and severance payments) that arise out of or result from the transactions contemplated by this Agreement or the Merger Agreement (but not paid in cash prior to the Closing Date), less (iii) all accrued dividends owed to the holders of the Company Series B Preferred Stock on or prior to the Closing Date (but not paid in cash prior to the Closing Date) (in each case, ignoring all intercompany accounts). The Closing Cash Amount may be a negative number.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission of the United States of America.

“Common Stock CVRs” shall mean the contingent value rights issued pursuant to Sections 2.1.1.1 and 2.5 of the Merger Agreement.

“Common Stock Earnout Payment Amount” means the Aggregate Earnout Payment Amount divided by the total number of Common Stock CVRs outstanding on such CVR Payment Date; provided, however, in the event that the sum of (i) the Common Stock Earnout Payment Amount, plus (ii) the Initial Common Consideration (as defined in the Merger Agreement), plus (iii) the Cash/Holdback Payment Amount or the Closing Balance Sheet Payment Amount (whichever is paid under Section 2.4(a) or (b)) is greater than $7.50, then the Common Stock Earnout Payment Amount shall be equal to (i) $7.50, minus (ii) the Initial Common Consideration (as defined in the Merger Agreement), and minus (iii) the Cash/Holdback Payment Amount or the Closing Balance Sheet Payment Amount (whichever is paid under Section 2.4(a) or (b)).

“control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, including the power to dispose of or vote such stock, as trustee or executor, by contract or otherwise.

“CVR Payment Amount” means, collectively, the Cash/Holdback Payment Amount or the Closing Balance Sheet Payment Amount (whichever is paid under Section 2.4(a) or (b)), the Earnout Payment Amount, and the California Holdback Payment Amount.

“CVR Payment Date” means any date that any CVR Payment Amount is paid by Parent to the Holders, which shall be established pursuant to Section 2.5(a).

“CVR Register” and “CVR Registrar” have the respective meanings specified in Section 2.3(b).

“CVRs” means the Common Stock CVRs and Preferred Stock CVRs to be issued by Parent pursuant to the Merger Agreement.

“Earnout Payment Amount” for each Common Stock CVR on any CVR Payment Date means the Common Stock Earnout Payment Amount and the Shared Earnout Payment Amount, and for each Preferred Stock CVR on any CVR Payment Date means the Shared Earnout Payment Amount.

“Earnout Period” shall mean January 1, 2005 through December 31, 2005.

“Estimated Cash Amount” shall have the meaning set forth in Section 5.12 of the Merger Agreement.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Initial Option Payment” means the Option Payment, excluding the Common Stock Contingent Value Rights payable thereunder.

“Initial Parallax Common Stock Payment” means the Parallax Common Stock Payment, excluding the Common Stock Contingent Value Rights payable thereunder.

“Initial Parallax Option Payment” means the Parallax Option Payment, excluding the Common Stock Contingent Value Rights payable thereunder.

“MDA Liabilities” means, on an unconsolidated basis, the liabilities and obligations of the Company of any nature (whether accrued, absolute, contingent or otherwise) (ignoring all intercompany accounts) (including as liabilities of the Company all estimated amounts relating to any financial advisor, legal, accounting, and any other transaction fees, as well as any other liabilities or obligations (including, without limitation, parachute payments and severance payments) that arise out of or result from the transactions contemplated by this Agreement (but not paid in cash prior to the Effective Time), plus all accrued dividends owed to the holders of the Company Series B Preferred Stock on or prior to the Closing Date (but not paid in cash prior to the Closing Date) (in each case, ignoring all intercompany accounts).

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Net Revenue” shall mean all revenue earned by the Company in the operation of the Business during the Earnout Period, less, to the extent included in such revenue, the total of: (i) ordinary and customary trade, quantity or cash discounts actually allowed; (ii) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (iii) freight, postage, insurance, transportation and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business; and (iv) sales, use, tariff and other excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Revenue shall be determined in accordance with the Company books and records in respect of such Business in accordance with GAAP.

“Officer’s Certificate” means a certificate signed by the chairman of the Board of Directors or the president, any vice president, the controller, the treasurer, the secretary or any assistant secretary, in each case of Parent, in his or her capacity as such an officer.

“Opinion of Counsel” means a written opinion of counsel, who shall be selected by the Rights Agent or the Stockholders’ Agent, as the case may be.

“Parallax” means Parallax Medical, Inc., a Delaware corporation.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, business trust, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock CVRs” shall mean the contingent value rights issued pursuant to Sections 2.1.1.2 of the Merger Agreement.

“Rights Agent” has the meaning set forth in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, at which time “Rights Agent” shall mean such successor Rights Agent.

“Shared Earnout Payment Amount” means the Aggregate Shared Earnout Payment Amount divided by the total number of Common Stock CVRs and Preferred Stock CVRs on such CVR Payment Date.

“Stockholders’ Agent” has the meaning set forth in the first paragraph of this Agreement, until a successor Stockholders’ Agent shall have become such pursuant to the applicable provisions of this Agreement, at which time “Stockholders’ Agent” shall mean such successor Stockholders’ Agent.

“Subsidiary” when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such Person is a general partner.

“Surviving Person” has the meaning set forth in Section 7.1(a)(1).

“Working Capital Amount” means (i) all unconsolidated current assets of the Parallax, minus (ii) all unconsolidated current liabilities of Parallax, each as calculated in accordance with GAAP consistently applied with the Audited Balance Sheet, provided, however, that all unconsolidated liabilities or obligations of Parallax relating to any financial advisor, legal, accounting, and any other transaction fees, as well as any other liabilities or obligations (including, without limitation, parachute payments and severance payments) that arise out of or result from the transactions contemplated by this Agreement or the Merger Agreement (but not paid in cash prior to the Closing Date) shall be included as current liabilities of Parallax.

“Working Capital Holdback Amount” means $2.0 million.

“Working Capital Shortfall” means, in the event that the Working Capital Amount as of the Closing Date is less than 80% of the Base Working Capital Amount, (i) (A) the Base Working Capital Amount, multiplied by (B) 0.80, minus (ii) the Working Capital Amount. In the event that the Working Capital Amount is equal to or more than 80% of the Base Working Capital Amount, then the Working Capital Shortfall shall be equal to zero.

The following additional terms have the meanings ascribed to them in the sections indicated:

Term	Section
Balance Sheet Independent Accountant	2.4(b)(iii)
Balance Sheet Report	2.4(b)(i)
Change of Control	2.4(c)(v)
Claim Notice	2.4(d)(iv)
Covered Parties	2.4(d)(ii)
Damages	2.4(d)(ii)
Dispute Notice	2.4(b)(iii)
Earnout Dispute Notice	2.4(c)(iii)
Earnout Report	2.4(c)(i)
Independent Accountant	2.4(c)(iii)
Offset Dispute Notice	2.4(d)(v)

Section 1.2 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments, executed by the requisite percentage of the Holders in accordance with this Agreement, are delivered to Parent. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Unless otherwise expressly provided to the contrary herein, the Act of the Holders of a majority of the outstanding CVRs shall constitute the Act of the Holders.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner that Parent deems sufficient.

(c) The ownership of CVRs shall be proved by the CVR Register.

Section 1.3 Notices to Rights Agent, Stockholders’ Agent and Parent. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with:

(a) the Rights Agent by Parent shall be sufficient for every purpose hereunder if in writing and delivered personally, or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to the Rights Agent addressed to it at Wells Fargo Bank, N.A., Corporate Trust Services, Sixth & Marquette; N9303-120, Minneapolis, MN 55479, Attention: Marco Morales, or at any other address previously furnished in writing to the Parent by the Rights Agent; provided that a copy of any such request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement sent by Parent to the Rights Agent is sent to the Stockholders’ Agent as soon as reasonably practicable thereafter in accordance with subsection (b) below;

(b) the Stockholders’ Agent by Parent, the Rights Agent or any Holder shall be sufficient for every purpose hereunder if in writing and delivered personally, or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to the Stockholders’ Agent addressed to it at 1700 Hayes Street, Nashville, TN 37203, or at any other address previously furnished in writing to Parent, the Rights Agent and the Holders by the Stockholders’ Agent; or

(c) Parent by the Rights Agent, Stockholders’ Agent or by any Holder shall be sufficient for every purpose hereunder if in writing and delivered personally, telecopied or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to Parent addressed to it at 680 Vaqueros Avenue, Sunnyvale, CA 94085, or at any other address previously furnished in writing to the Rights Agent, Stockholders’ Agent and the Holders by Parent.

Section 1.4 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 1.5 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 1.6 Successors and Assigns. All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not.

Section 1.7 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their successors and permitted assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their successors and permitted assigns.

Section 1.8 Governing Law. This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any principles of conflicts of laws.

Section 1.9 Legal Holidays. In the event that a CVR Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CVR Payment Date.

Section 1.10 Severability Clause. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 1.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to constitute but one and the same instrument.

Section 1.12 Effectiveness. This Agreement shall be effective from and after the Effective Time of the Merger. This Agreement shall be deemed terminated and of no force or effect, and the parties hereto shall have no liability hereunder, if the Merger Agreement is terminated in accordance with its terms.

Section 1.13 Entire Agreement. This Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements hereto made except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling. Notwithstanding the foregoing, the parties acknowledge that Parent and Wells Fargo Bank will enter into an Exchange Agent Agreement in connection with the transactions contemplated by the Merger Agreement to which none of the Company, the Holders or the Stockholders’ Agent are a party or have any obligations thereunder.

ARTICLE II.

CONTINGENT VALUE RIGHTS

Section 2.1 Issuance of CVRs. The CVRs shall be issued as a portion of the Merger Consideration at the times and in the manner set forth in the Merger Agreement.

Section 2.2 Nontransferable. The CVRs shall not be assignable or otherwise transferable by Holders, except by will, upon death or by operation of law.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) Parent shall cause to be kept at Rights Agent’s principal office a register (the register maintained in such office and in any other office designated pursuant to this Section 2.3 being herein sometimes referred to as the “CVR Register”) in which Rights Agent shall provide for the registration of CVRs. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided. Rights Agent shall provide a copy of the CVR Register to Parent or the Stockholders’ Agent upon request.

(c) Subject to the restriction on transferability set forth in Section 2.2, every request made to Parent to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to Parent and the CVR Registrar, duly executed by the Holder thereof, his attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice by Parent, the CVR Registrar shall, subject to his reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All transfers of CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register will be void ab initio.

(d) A Holder may make a written request to the CVR Registrar or Parent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice by the CVR Registrar or Parent, the CVR Registrar shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) Cash/Holdback Payment. As promptly as practicable after the Closing, but in no event later than 15 days following the Closing, Parent shall review the Estimated Cash Amount, the Estimated Working Capital Amount, and the Estimated MDA Liabilities provided to Parent by the Company prior to the Effective Time of the Merger under Section 5.12 of the Merger Agreement. In addition, Parent shall review the books and records of the Company as of the Closing Date. In the event that Parent shall have any grounds to believe, in its sole and absolute discretion, that one or more of the following facts may be true, Parent shall have no further obligation under this Section 2.4(a) and Parent shall proceed to Section 2.4(b):

(i) the Closing Cash Amount is less than the Estimated Cash Amount,

(ii) the Working Capital Amount as of the Closing Date is less than 80% of the Base Working Capital Amount, or

(iii) the MDA Liabilities as of the Closing Date are greater than the Estimated MDA Liabilities.

However, in the event that Parent believes, in its sole and absolute discretion, that (i) the Closing Cash Amount is greater than or equal to the Estimated Cash Amount, (ii) the Working Capital Amount as of the Closing Date is greater than or equal to 80% of the Base Working Capital Amount and (iii) the MDA Liabilities as of the Closing Date are less than or equal to the Estimated MDA Liabilities, then Parent shall pay or cause to be paid as promptly as practicable the Cash/Holdback Payment Amount. Notwithstanding the foregoing, in the event that, Parent shall determine through the procedures and during the time periods set forth in Section 2.4(b) that any of the facts set forth in (i), (ii) or (iii) of the immediately preceding sentence are not true and accurate in all respects, then Parent shall be entitled to offset the amount of any final discrepancy against any Earnout Payment Amount required to be made under Section 2.4(c).

(b) Closing Balance Sheet Payment.

(i) As promptly as practicable after the Closing, but in no event later than 45 days following the Closing, Parent shall provide the Stockholders’ Agent a Closing Balance Sheet, together with schedules calculating the Closing Cash Amount, the Working Capital Amount and the MDA Liabilities as of the Closing Date (the “Balance Sheet Report”), together with schedules and any supporting information with respect thereto reasonably requested by the Stockholders’ Agent. If a Dispute Notice (as defined below) is not delivered pursuant to Section 2.4(b)(iii) below, then in no event later than 60 days following the Closing, Parent shall pay or cause to be paid the Closing Balance Sheet Payment Amount, provided, however, that if the Parent has previously paid or cause to be paid the Cash/Holdback Payment Amount pursuant to Section 2.4(a), then Parent shall not be obligated to pay the Closing Balance Sheet Payment Amount.

(ii) Parent shall keep at its principal place of business full, clear and accurate books and records with respect to the Business. The books and records shall be maintained in such a manner that the Closing Cash Amount, the Working Capital Amount and the MDA Liabilities shall be readily verifiable. All books and records with respect to the Business shall be available for inspection by the Stockholders’ Agent or any attorney or accountant engaged by the Stockholders’ Agent to act on behalf of the Holders, in all cases upon reasonable prior notice and during normal business hours. The information contained in the books and records of Parent with respect to the Business shall remain confidential. If the Stockholders’ Agent does not deliver to Parent a Dispute Notice (as defined below) as set forth in Section 2.4(b)(iii) below, then the Balance Sheet Report shall be deemed final and binding and neither the Stockholders’ Agent nor the Holders shall have any further right to contest the report, the computation of the Closing Cash Amount, the Working Capital Amount or the MDA Liabilities.

(iii) In the event that the Stockholders’ Agent shall dispute the information set forth by Parent in the Balance Sheet Report or, if based on the Stockholders’ Agent’s review of the books and records of the Business in accordance with subsection (b)(ii) above, omitted from the Balance Sheet Report, as the case may be, then, within 60 calendar days following the date of the delivery by Parent of such report, the Stockholders’ Agent shall provide written notice to Parent (the “Dispute Notice”) specifying the amount disputed and the basis for the dispute, together with supporting documentation reflecting the analysis of and justification for any recomputation made. Parent and the Stockholders’ Agent shall make good faith efforts to resolve the dispute through negotiations for a period of 30 calendar days following the receipt of the written notice defining and describing the nature of the dispute. In the event that the parties are unable to finally resolve the dispute within such 30 calendar-day period, the parties to the dispute may elect by mutual agreement to extend the period of negotiation and may elect by mutual agreement to engage a mediator to assist in such negotiation. To the extent that any matter remains unresolved (as determined by notice by any party to the other parties) following negotiations, the Stockholders’ Agent and Parent shall jointly select an independent accountant of recognized national standing to resolve any remaining disagreements, which independent accountant shall not have provided services to the Stockholders’ Agent, the Company or Parent or its affiliates during the five-year period preceding the date of its selection (the “Balance Sheet Independent Accountant”). The Stockholders’ Agent and Parent shall use their respective commercially reasonable efforts to cause such Balance Sheet Independent Accountant to make its determination within 60 calendar days of accepting its selection. Within 10 business days after the date of determination of such Balance Sheet Independent Accountant, Parent shall pay or cause to be paid to the Holders the Closing Balance Sheet Payment Amount, if any, in the manner set forth herein, provided, however, that if Parent has previously paid or cause to be paid the Cash/Holdback Payment Amount pursuant to Section 2.4(a), then Parent shall not be obligated to pay the Closing Balance Sheet Payment Amount.

(iv) The decision of the Balance Sheet Independent Accountant shall be a final, binding and conclusive resolution of the parties’ dispute as to the matter in question, shall be non-appealable, and shall not be subject to further review. Irrespective of the Balance Sheet Independent Accountant’s decision, the costs and expenses of the Balance Sheet Independent Accountant shall be split equally between the parties. In the event that the Stockholders’ Agent does not pay the full amount of one-half of the Balance Sheet Independent Accountant’s costs and expenses, Parent shall be entitled to deduct the difference between one-half of the costs and expenses of the Balance Sheet Independent Accountant and the amount actually paid by the Stockholders’ Agent to the Balance Sheet Independent Accountant from the Closing Balance Sheet Payment Amount (or, in the event that Parent has previously paid or caused to be paid the Cash/Holdback Payment Amount pursuant to Section 2.4(a), then Parent shall be entitled to offset such expenses against any Earnout Payment Amount required to be made under Section 2.4(c)). Notwithstanding the foregoing, in any case, the parties shall be responsible for the payment of their respective costs and expenses, including any attorneys’ and accountants’ fees (other than any accountants’ fees payable to the Balance Sheet Independent Accountant) incurred in connection with the dispute.

(c) Earnout Payment.

(i) As promptly as practicable after the end of the Earnout Period, but in no event later than 60 days following December 31, 2005, Parent shall provide the Stockholders’ Agent with a report, setting forth the Net Revenues for the 12-month period ended December 31, 2005 (the “Earnout Report”). If an Earnout Dispute Notice is not delivered pursuant to Section 2.4(c)(iii) below, then in no event later than 105 days following December 31, 2005, Parent shall pay or cause to be paid the Earnout Payment Amount in accordance with the terms of this Agreement, subject to the right of offset provisions of Sections 2.4(a), (b) and (d).

(ii) Parent shall keep full, clear and accurate books and records with respect to the Business. The books and records shall be maintained in such a manner that Net Revenue shall be readily verifiable. All books and records with respect to the Business shall be available for inspection by the Stockholders’ Agent or any attorney or accountant engaged by the Stockholders’ Agent to act on behalf of the Holders, in all cases upon reasonable prior notice and during normal business hours. The information contained in the books and records of Parent with respect to the Business shall remain confidential. Notwithstanding the foregoing, upon written request of the Stockholders’ Agent, Parent shall provide the Stockholders’ Agent with a report reflecting the estimate of the Net Revenue to date (which estimate is subject to change in the preparation of the Earnout Report) as promptly as practicable thereafter; provided that the Stockholders’ Agent may only make such a request once every six months commencing on July 1, 2005. If the Stockholders’ Agent does not deliver to Parent an Earnout Dispute Notice (as defined below) as set forth in Section 2.4(c)(iii) below, then the Earnout Report for the Earnout Period shall be deemed final and binding and neither the Stockholders’ Agent nor the Holders shall have any further right to contest the report, the computation of Net Revenue or payment of the Earnout Payment Amount.

(iii) In the event that the Stockholders’ Agent shall dispute the information set forth by Parent in the Earnout Report or, if based on the Stockholders’ Agent’s review of the books and records of the Business in accordance with subsection (c)(ii) above, omitted from the Earnout Report, as the case may be, then, within 60 calendar days following the date of the delivery by Parent of such report, the Stockholders’ Agent shall provide written notice to Parent (the “Earnout Dispute Notice”) specifying the amount disputed and the basis for the dispute, together with supporting documentation reflecting the analysis of and justification for any recomputation made. Parent and the Stockholders’ Agent shall make good faith efforts to resolve the dispute through negotiations for a period of 30 calendar days following the receipt of the written notice defining and describing the nature of the dispute. In the event that the parties are unable to finally resolve the dispute within such 30 calendar-day period, the parties to the dispute may elect by mutual agreement to extend the period of negotiation and may elect by mutual agreement to engage a mediator to assist in such negotiation. To the extent that any matter remains unresolved following negotiations (as determined by notice by any party to the other parties), the Stockholders’ Agent and Parent shall jointly select an independent accountant of recognized national standing to resolve any remaining disagreements, which independent accountant shall not have provided services to the Stockholders’ Agent, the Company or Parent or its affiliates during the five-year period preceding the date of its selection (the “Independent Accountant”). The Stockholders’ Agent and Parent shall use their respective commercially reasonable efforts to cause such Independent Accountant to make its determination within 60 calendar days of accepting its selection. Within 10 business days after the date of determination of such Independent Accountant, Parent shall pay or cause to be paid to the Holders the Earnout Payment Amount, if any, in the manner set forth herein, subject to the right of offset provisions of Sections 2.4(a), (b) and (d). The decision of the Independent Accountant shall be a final, binding, and conclusive resolution of the parties’ dispute, shall be non-appealable, and shall not be subject to further review. Irrespective of the Independent Accountant’s decision, the costs and expenses of the Independent Accountant shall be split equally between the parties. In the event that the Stockholders’ Agent does not pay the full amount of one-half of the Independent Accountant’s costs and expenses, Parent shall be entitled to deduct the difference between one-half of the costs and expenses of the Independent Accountant and the amount actually paid by the Stockholders’ Agent to the Independent Accountant from the Earnout Payment Amount. Notwithstanding the foregoing, in any case, the parties shall be responsible for the payment of their respective costs and expenses, including any attorneys’ and accountants’ fees (other than any accountants’ fees payable to the Independent Accountant, which shall be split equally between the parties) incurred in connection with the dispute. Notwithstanding the foregoing, in any case, the parties shall be responsible for the payment of their respective costs and expenses, including any attorneys’ and accountants’ fees (other than any accountants’ fees payable to the Independent Accountant, which shall be split equally between the parties) incurred in connection with the dispute.

(iv) The Holders will be deemed to, as part of their approval and adoption of the Merger Agreement and the transactions contemplated therein and herein, and the Stockholders’ Agent hereby, generally, irrevocably, unconditionally and completely agree that (1) the Company and Parent (as the controlling stockholder of the Company as of the Effective Time of the Merger) and each of their respective Affiliates shall be entitled to operate the Business after the Effective Time as they determine in their sole and absolute discretion, and shall have no obligation to operate the Business in any manner that would maximize, maintain or protect the value of the Common Stock CVRs and the Preferred Stock CVRs, and as a result of such operation of the Business, there may be a diminution in or elimination of the value of the CVRs, (2) the Common Stock CVRs and the Preferred Stock CVRs represent contractual obligations of Parent, and none of Parent, the Company or any of their respective Affiliates owes any fiduciary duty of any type (including, without limitation, any duty of loyalty or care) to any Holder of Common Stock CVRs and/or Preferred Stock CVRs, and (3) each of the Holders and the Stockholders’ Agent shall be prohibited from asserting any dispute, right, claim, action, cause of action, controversy or remedy of any kind and nature against any of the Company, Parent or any of their Affiliates resulting from the operation of the Business after the Effective Time or resulting from any allegation of breach of fiduciary duty of any nature, other than claims for fraud or intentional misconduct (and other than the right of the Stockholders’ Agent to dispute the Closing Balance Sheet Payment under Section 2.4(b)(iii) and/or the Earnout Report under Section 2.4(c)(iii) above). Upon either (A) the occurrence of an allegation by the Stockholders’ Agent of any claim which may arise for fraud or intentional misconduct under this subsection (iv) or (B) the receipt by the Stockholders’ Agent of written notice made in accordance with Section 1.3 by any Holder to the Stockholders’ Agent of the occurrence of any claim which such Holder has a good faith belief has arisen for fraud or intentional misconduct under this subsection (iv) (in each case, a “Claim”), the Stockholders’ Agent shall provide notice of such Claim to Parent, stating, to the best of his or her understanding, the circumstances giving rise to the Claim, specifying the amount of the Claim and making a request for any payment then believed due (the “Notice”). Upon receipt of any such Notice by Parent, within the next 45 days thereafter, the parties shall use their reasonable best efforts to cooperate and arrive at a mutually acceptable resolution of such dispute. If a mutually acceptable resolution cannot be reached between the parties within such 45-day period, the Stockholders’ Agent may submit the dispute for resolution by a panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Santa Clara County, California; provided, however, that (i) one arbitrator shall be selected by the Stockholders’ Agent, the second arbitrator shall be selected by Parent and the third arbitrator shall be selected by the two previously selected arbitrators and (ii) in all respects, such panel shall be governed by the American Arbitration Association’s then existing Commercial Arbitration Rules. If it is finally determined that all or a portion of such Claim amount is owed to the Holders, Parent shall, within 10 days of such determination, pay the Holders such amount owed, together with interest from the date that the Stockholders’ Agent initially requested such payment until the date of actual payment, at an annual rate equal to the prime interest rate then generally in effect on the date of payment as set forth in The Wall Street Journal. The arbitration panel’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by any party. The parties shall be responsible for their respective fees and costs (including any attorneys’ or accountants’ fees) incurred in connection with the arbitration.

EACH HOLDER AND THE STOCKHOLDERS’ AGENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE FOR FRAUD OR INTENTIONAL MISCONDUCT UNDER THE PRECEDING SENTENCE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO FRAUD OR INTENTIONAL MISCONDUCT UNDER THE PRECEDING SENTENCE. EACH HOLDER AND THE STOCKHOLDERS’ AGENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, AND (C) IT MAKES SUCH WAIVER VOLUNTARILY.

(v) Notwithstanding anything to the contrary set forth in this Section 2.4(c), in the event of a Change of Control (as defined below) of Parent before December 31, 2005, the Aggregate Earnout Payment Amount payable pursuant to this Section 2.4(c) shall be at least $14,000,000 regardless of the actual Net Revenue recognized during the Earnout Period, subject, however, to the offset provisions of Section 2.4(a), (b) and (d). In event of a Change of Control of Parent as set forth herein, Parent shall make proper provisions so that the continuing or surviving corporation or entity shall assume the obligation to pay the Aggregate Earnout Payment Amount as set forth herein. For purposes of this Section 2.4(c)(v), a “Change of Control” shall mean (1) the consummation of any transaction, including without limitation, any merger or consolidation, pursuant to which any of the voting stock of Parent is converted into or exchanged for cash, securities or other property, other than any transaction where the voting stock of Parent outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee entity constituting more than 50% of such voting stock of such surviving or transferee entity (immediately after giving effect to such issuance) and other than an acquisition of Parent in which the management of Parent participates in ten percent or more of the fully-diluted equity of the acquiror; or (2) a sale of all or substantially all of Parent’s assets.

(d) Offset Against Earnout Payment.

(i) Each statement contained in any Schedule or certificate delivered by or on behalf of the Company pursuant to this Agreement or the Merger Agreement shall be deemed to be a representation and warranty by the Company contained in this Agreement and the Merger Agreement. The representations and warranties of the Company contained in Article 3 of the Merger Agreement shall survive the Effective Time until March 30, 2006; provided, however, in the case of actual fraud, intentional misrepresentation or criminal activity, the representations and warranties of the Company shall survive until the expiration of the applicable statute of limitations. Any claims under this Agreement or the Merger Agreement with respect to a breach of a representation or warranty must be asserted by written notice within the applicable survival period contemplated by this Section 2.4(d)(i), and if such a notice is given, the survival period for such representation and warranty shall continue, solely with respect to such claim, until the claim is fully resolved. The right to recovery or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired by Parent or Merger Sub (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, the Merger Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement. All representations and warranties of the Company set forth in this Agreement and the Merger Agreement shall be deemed to have been made again by the Company at and as of the Closing Date. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to recovery or other remedy based on such representations, warranties, covenants and agreements, unless such right is also expressly waived.

(ii) Subsequent to the Closing, Parent shall be entitled to offset against the Earnout Payment Amount an amount in cash equal to the amount of any damage, claim, loss, cost, tax liability or expense, including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action (including any consequential or punitive damages) (collectively “Damages”) incurred by Parent and its respective Affiliates (including, after the Closing, the Company), and each of its respective officers, directors, employees, stockholders, partners and agents (the “Covered Parties”) that arise out of or relate to, whether directly or indirectly: (i) any misrepresentation or breach of any warranty on the part of the Company contained in this Agreement, the Merger Agreement or in any Schedule or certificate delivered by or on behalf of the Company pursuant to this Agreement or the Merger Agreement, or (ii) any breach or non-performance by the Company of any of their respective covenants or agreements contained in this Agreement, the Merger Agreement or in any Schedule or certificate delivered by or on behalf of the Company pursuant to this Agreement or the Merger Agreement.

(iii) The term “Damages” as used in this Section 2.4(d) is not limited to matters asserted by third parties against the Covered Parties, but includes Damages incurred or sustained by such persons in the absence of third-party claims, and payments by a Covered Party shall not be a condition precedent to recovery.

(iv) In the event that Parent seeks recovery under Section 2.4(d) hereunder, it shall, within the relevant limitation period provided for in Section 2.4(d)(i) above, give to the Stockholders’ Agent a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for offset under Section 2.4(d) hereunder, to the best of its understanding, and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which recovery will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not prejudice the rights of Parent hereunder except to the extent that the Holders shall have been materially prejudiced by such failure. In the event that any Claim Notice is delivered and thereafter any Earnout Payment Amount is required to be paid hereunder, payment shall not be required of that portion of the Earnout Payment Amount equal to the amount of outstanding claims (as determined by Parent in good faith, in its sole discretion) until such time as Parent’s right of offset under this Section 2.4(d) has been finally resolved.

(v) The Stockholders’ Agent shall have sixty (60) days after receipt of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and agree that the amount set forth in the Claim Notice shall be offset by Parent against the Earnout Payment Amount in accordance with Section 2.4(d)(ii) hereof or (ii) to provide Parent with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Offset Dispute Notice”). Within fifteen (15) days after the giving of any Dispute Notice, the Stockholders’ Agent and Parent shall negotiate in a bona fide attempt to resolve the matter. If no Dispute Notice is given, then the claim in the amount alleged by the Covered Party in the Claim Notice shall be deemed to be valid and may be offset against the Earnout Payment Amount pursuant to Section 2.4(d)(ii) hereof. No claim shall be offset against the Earnout Payment Amount if such claim is timely disputed as set forth above, unless and until its validity is finally resolved.

(vi) If a claim by a third Person is made against a Covered Party, and if Parent intends to seek a right of offset with respect thereto under this Section 2.4(d), Parent shall promptly notify the Stockholders’ Agent in writing of such claims, setting forth such claims in reasonable detail. Failure to give such notice shall not prejudice the rights of Parent hereunder except to the extent that the Holders shall have been materially prejudiced by such failure. Parent shall have the right to undertake, at the Holders’ cost, risk and expense (which amounts Parent shall be entitled to offset against the Earnout Payment Amount), the defense, compromise or settlement of the claim but shall not thereby waive any right of offset therefor pursuant to this Agreement.

(e) California Holdback Payment. As promptly as practicable after the expiration of all applicable statutes of limitations (and any extensions thereof) relating to the Company’s 2002 California tax return referred to in Section 5.14 of the Merger Agreement, Parent shall pay or cause to be paid the California Holdback Payment Amount.

Section 2.5 Payments on CVRs.

(a) If any CVR Payment Amount is determined to be payable in accordance with Section 2.4, Parent shall establish a CVR Payment Date with respect to such CVR Payment Amount that is within 15 days following the date on which it is determined that a CVR Payment Amount is payable. On such CVR Payment Date, Parent shall then deposit with the Rights Agent the CVR Payment Amount, and the Right Agent shall cause such amount to be delivered to each of the Holders entitled thereto by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the last Business Day prior to such CVR Payment Date.

(b) The determination by Parent of any CVR Payment Amount pursuant to the procedures set forth in Section 2.4, absent a mathematical error, shall be final and binding on Parent and each Holder; provided that in the event that the Stockholders’ Agent disputes the information set forth by Parent in the Balance Sheet Report or the Earnout Report, as the case may be, in accordance with Section 2.4, the CVR Payment Amount determined by agreement of the parties, by the Balance Sheet Independent Accountant or by the Independent Accountant, as the case may be, shall be final and binding on Parent and each Holder.

(c) Except in the specific cases specified in this Agreement, no interest shall accrue on any amounts payable on the CVRs to any Holder.

(d) Parent and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the CVR Payment Amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

ARTICLE III.

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent’s duties and responsibilities are solely ministerial in nature and shall be exercised at the sole direction of the Parent. No implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b) No provision of this Agreement shall be construed to relieve the Rights Agent from liability for its own willful misconduct or bad faith, except that no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or in the exercise of any of their rights or powers.

Section 3.2 Certain Rights of Rights Agent; Actions of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith or willful misconduct on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon; and

(d) the Rights Agent may engage and consult with accounting firms, tax experts, valuation firms and other experts and third parties that it, in their sole and absolute discretion, deem appropriate or necessary to enable it to discharge its duties hereunder.

Section 3.3 Not Responsible for Recitals or Issuance of CVRs. The recitals contained herein shall be taken as the statements of Parent, and the Rights Agent assume no responsibility for their correctness. The Rights Agent makes no representations as to the validity or sufficiency of this Agreement or the CVRs.

Section 3.4 Compensation, Reimbursement and Indemnification of the Rights Agent. Parent agrees that the following shall be payable by Parent:

(a) except as otherwise expressly provided herein, to pay to or on behalf of the Rights Agent, upon the request of the Rights Agent, all reasonable expenses and disbursements incurred or to be incurred by the Rights Agent in connection with the discharge of its duties under this Agreement (including, without limitation, the reasonable compensation and the expenses and disbursements of its counsel, tax experts, valuation firms and other experts and third parties as contemplated in Section 3.2 and including premiums paid from time to time for liability insurance coverage for such Rights Agent); and

(b) to indemnify the Rights Agent and hold it harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses and reasonable disbursements of any kind or nature whatsoever (including, without limitation, the reasonable compensation and the expenses and disbursements of its counsel, tax experts, valuation firms and other experts and third parties as contemplated in Section 3.2) that may be imposed on, asserted against or incurred by them under this Agreement, and the Rights Agent shall be so indemnified under this Agreement for its own ordinary or gross negligence, but the Rights Agent does not have the right to be indemnified under this Agreement for its own willful misconduct or bad faith.

(c) Under the definition of “Aggregate Earnout Payment Amount”, Parent shall be entitled to deduct 50% of any payments made under this Section 3.4.

Section 3.5 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent.

(b) The Rights Agent may be removed at any time by Parent, so long as Parent obtains the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably conditioned, withheld or delayed.

(c) If at any time the Rights Agent shall become incapable of acting, any Holder of a CVR may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Rights Agent and the appointment of a successor Rights Agent.

(d) In the event that the Rights Agent resigns, is removed or becomes incapable of acting, then such Rights Agent shall not be entitled to any compensation payable pursuant to Section 3.4 from and after the date of his resignation or removal.

(e) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

Section 3.6 Acceptance of Appointment by Successor. Each successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV.

HOLDERS’ LISTS AND REPORTS BY RIGHTS AGENT AND PARENT

Section 4.1 Parent to Furnish Rights Agent with Names and Addresses of Holders. Parent shall furnish or cause to be furnished to the Rights Agent (a) in such form as the Rights Agent may reasonably require, the names and addresses of the Holders within 15 days of the Effective Time, and (b) at such times as the Rights Agent may request in writing, within five days after receipt by Parent of any such request, a list, in such form as the Rights Agent may reasonably require, of the names and the addresses of the Holders as of a date not more than 15 days prior to the time such list is furnished.

ARTICLE V.

COVENANT

Section 5.1 Federal Income Tax Treatment. Parent (and each of its Affiliates) shall for federal income tax purposes treat any CVR Payment Amount as a payment made in connection with the acquisition of Company Common Stock and Company Series B Preferred Stock, to the extent required by the Code, and Parent (and each of its Affiliates) shall file any tax return reporting the CVR Payment Amount consistent with such treatment.

ARTICLE VI.

AMENDMENTS

Section 6.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(iii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors shall consider to be for the protection of the Holders; provided that in each case, such provisions shall not adversely affect the interests of the Holders or the Stockholders’ Agent;

(iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the interests of the Holders or the Stockholders’ Agent; or

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act, as amended, provided that that such provisions shall not materially adversely affect the interests of the Holders or the Stockholders’ Agent.

In addition to the foregoing, upon the request of Parent, the Rights Agent hereby agrees to enter into one or more amendments hereto to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of such Rights Agent herein.

(b) Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 6.1, Parent shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 6.2 Amendments with Consent of Holders.

(a) With the consent of the Holders of not less than a majority of the outstanding CVRs, by Act of such Holders delivered to Parent and the Stockholders’ Agent, Parent (when authorized by a Board Resolution) and the Stockholders’ Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement if such addition, elimination or change is in any way adverse to the interest of the Holders.

(b) It shall not be necessary for any Act of Holders under this Section 6.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such Act shall approve the substance thereof.

(c) Promptly after the execution of any amendment pursuant to the provisions of this Section 6.2, Parent shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 6.3 Execution of Amendments. In executing any amendment permitted by this Article VI, the Stockholders’ Agent shall each be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Stockholders’ Agent may, but is not obligated to, enter into any such amendment that affects the Stockholders’ Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 6.4 Effect of Amendments. Upon the execution of any amendment under this Article, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VII.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE;

JOINT AND SEVERAL RESPONSIBILITY

Section 7.1 Parent and the Company May Consolidate, Etc. Parent and the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless Parent or the Company shall consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which Parent or Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Parent or Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Parent or the Company to be performed or observed. For purposes of this Section 7.1, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean properties and assets contributing in the aggregate at least 80% of Parent’s or the Company’s total consolidated revenues as reported in Parent’s or the Company’s last available periodic financial report (quarterly or annual, as the case may be).

Section 7.2 Successor Substituted. Upon any consolidation of or merger by Parent with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 7.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.

Section 7.3 Joint and Several Responsibility. Parent, the Company and Merger Sub are jointly and severally responsible for the performance of all actions, and the payment of all sums, required under this Agreement of either such party.

Section 7.4 No Liability. None of Parent, Merger Sub, the Company, the Rights Agent or the Stockholders’ Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held for payment to the Holders and unclaimed at the end of one year after the applicable CVR Payment Date shall be returned to Parent, after which time any Holder shall look as a general creditor only to Parent for payment of the CVR Payment Amount (without any interest being payable thereon) to which such Holder may be due, subject to applicable law. Any amounts remaining unclaimed by Holders seven years after the applicable CVR Payment Date (or such earlier date immediately before that time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any person previously (or subsequently claiming to be) entitled thereto.

ARTICLE VIII.

STOCKHOLDERS’ AGENT

Section 8.1 Designation; Duties. The Holders will be deemed to have authorized, designated and appointed, as part of their approval and adoption of the Merger Agreement and the transactions contemplated therein and herein, the Stockholders’ Agent to act as the sole and exclusive agent, attorney-in-fact and representative of each of the Holders by the consent of the Holders and as such is hereby authorized and directed to (a) take or refrain from taking any and all actions (including without limitation executing and delivering any documents, incurring any costs and expenses (including fees and costs of attorneys and accountants) for the account of the Holders and making any and all determinations required by this Agreement) which may be permitted in carrying out his duties under this Agreement, (b) give or refrain from giving notices and communications on behalf of the Holders as set forth in this Agreement, (c) notify Parent of any claim which may arise for fraud or intentional misconduct under Section 2.4(c)(iv) hereof or for which written notice is given to the Stockholders’ Agent by any Holder pursuant to Section 2.4(c)(iv), (d) exercise or refrain from exercising such other rights, power and authority as are authorized, delegated and granted to the Stockholders’ Agent under this Agreement in connection with the transactions contemplated by the Merger Agreement and hereby, and (e) exercise or refrain from exercising such rights, power and authority as are incidental to the foregoing, and any decision or determination made by the Stockholders’ Agent shall be absolutely and irrevocably binding on each Holder as if such Holder personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Holder’s individual capacity.

Section 8.2 Removal; Resignation; Successor Stockholders’ Agent.

(a) The Stockholders’ Agent may be removed at any time by Act of the Holders of a majority of the outstanding CVRs (the “Majority Holders”). In the event the Majority Holders determine to remove the Stockholders’ Agent, the Majority Holders shall give notice of the removal of the Stockholders’ Agent and the appointment of any successor Stockholders’ Agent by mailing written notice of such event by first-class mail to Parent. Any such notice shall include the name and address of the successor Stockholders’ Agent.

(b) The Stockholders’ Agent may resign at any time by giving notice of his resignation to Parent and the Holders by mailing written notice of such event by first-class mail to Parent and each of the Holders; provided that the Stockholders’ Agent shall have designated a successor Stockholders’ Agent (including his/her name and address) approved by the Majority Holders in such notice; and provided further that the effective date of the Stockholders’ Agent’s resignation shall be the date on which a successor Stockholders’ Agent is appointed in accordance with subsection (c) below.

(c) Any successor Stockholders’ Agent appointed hereunder shall execute, acknowledge and deliver to Parent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Stockholders’ Agent shall be become vested with the powers of the prior Stockholders’ Agent.

Section 8.3 Certain Duties and Responsibilities.

(a) The Stockholders’ Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Stockholders’ Agent shall not be liable for any acts or omissions except to the extent that the Stockholders’ Agent has engaged in willful misconduct.

(b) No provision of this Agreement shall be construed to relieve the Stockholders’ Agent from liability for its own willful misconduct, except that no provision of this Agreement shall require the Stockholders’ Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or in the exercise of any of their rights or powers.

Section 8.4 Certain Rights of Stockholders’ Agent; Actions of the Stockholders’ Agent. The Stockholders’ Agent undertakes to perform such duties and only such duties as are specifically set forth in this

Agreement, and no implied covenants or obligations shall be read into this Agreement against the Stockholders’ Agent. In addition:

(a) the Stockholders’ Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Stockholders’ Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Stockholders’ Agent may, in the absence of willful misconduct on its part, rely upon an Officer’s Certificate;

(c) the Stockholders’ Agent may engage and consult with counsel of its selection and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder and in reliance thereon; and

(d) the Stockholders’ Agent may engage and consult with accounting firms, tax experts, valuation firms and other experts and third parties that it, in their sole and absolute discretion, deem appropriate or necessary to enable it to discharge its duties hereunder.

Section 8.5 Fees of Stockholders’ Agent, Etc. The Stockholders’ Agent shall be entitled to a fee of $50,000 per year for service in such capacity; provided, however, that in the event that the Stockholders’ Agent devotes more than 200 hours to service in such capacity during such period, the Stockholders’ Agent shall be entitled to a fee of $250 per each hour in excess of 200 hours during such period. Immediately prior to the Effective Date of the Merger, the Company shall deposit with Parent $300,000 from which Parent will, upon written request by the Stockholders’ Agent, pay the Stockholders’ Agent’s annual fee and pay to the Stockholders’ Agent (or his legal counsel or accountant, if the Stockholders’ Agent so designates in the written notice to Parent) any other fees and expenses incurred by the Stockholders’ Agent hereunder (including, but not limited to, one-half of the fees and expenses of the Balance Sheet Independent Accountant or Independent Accountant, if any); provided that the aggregate amount so requested by the Stockholders’ Agent hereunder shall in no event exceed $300,000; and provided further that, in the event that upon final determination of the payments payable under Section 2.4 of this Agreement, the Stockholders’ Agent has made written requests for payment aggregating less than $300,000, the Stockholders’ Agent shall have the right to request, in writing, that the difference between $300,000 and the aggregate amount for which the Stockholders’ Agent made written requests for payment be paid to the Stockholders’ Agent (or his legal counsel or accountant, if he so designates in the written notice to Parent) for the sole purpose of making a pro rata disbursement of such amount to the holders of the CVRs. The parties acknowledge that Parent shall have no liability for either the holding or disbursement of any funds under this arrangement. In the event that the Stockholders’ Agent’s fees and expenses (including any third party fees and expenses payable by the Stockholders’ Agent hereunder) exceed $300,000, then Parent shall pay and deduct from the Earnout Payment Amount, if any, an amount equal to the lesser of (1) the Aggregate Earnout Payment Amount (excluding any deduction set forth in subsection (F) of the definition of “Aggregate Earnout Payment Amount”) and (2) any fees and expenses of the Stockholders’ Agent (including any third party fees and expenses payable by the Stockholders’ Agent hereunder) in excess of $300,000.

Section 8.6 No Liability. The Stockholders’ Agent shall have no duties towards the Holders, and shall not incur any liability to the Holders, and the Holders shall have no claims, including those that may arise in the future, against the Stockholders’ Agent for any action or inaction taken or not taken by him in connection with his service as the Stockholders’ Agent, except to the extent that such action or inaction shall have been held by a court of competent jurisdiction to constitute willful misconduct. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Holders and shall be final, binding and conclusive upon each such Holder, and Parent may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Holder. Parent is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholders’ Agent. The Holders will be deemed to, as part of their approval and adoption of the Merger

Agreement and the transactions contemplated therein and herein, and hereby generally, irrevocably, unconditionally and completely agree that each of the Holders shall be prohibited from asserting any dispute, right, claim, action, cause of action, controversy or remedy of any kind and nature against the Stockholders’ Agent, other than claims for willful misconduct. The Stockholders’ Agent shall not be liable to any Holder for any claim for willful misconduct brought against the Stockholders’ Agent by the Holder(s) unless and until a court of competent jurisdiction has finally adjudicated the claim and found that the Stockholders’ Agent action or inaction constituted willful misconduct.

Section 8.7 Right to Use Counsel and Certain Other Experts. The Stockholders’ Agent may engage and consult with counsel of its selection and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in reliance thereon. The Stockholders’ Agent may also engage and consult with accounting firms, tax experts, valuation firms and other experts and third parties that it, in their sole and absolute discretion, deem appropriate or necessary to enable it to discharge its duties hereunder.

Section 8.8 Termination of Agreement as to Stockholders’ Agent. This Agreement shall terminate as to the Stockholders’ Agent at such time as the services to be provided by the Stockholders’ Agent have been completed and the Stockholders’ Agent has been paid pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ARTHROCARE CORPORATION

By:	/s/ Michael A. Baker

Name:	Michael A. Baker

Title:	President and CEO

ALPHA MERGER SUB CORPORATION

By:	/s/ Michael A. Baker

Name:	Michael A. Baker

Title:	President and CEO

MEDICAL DEVICE ALLIANCE INC.

By:	/s/ Jeffrey J. Barber

Name:	Jeffrey J. Barber

Title:	CEO

WELLS FARGO BANK as Rights Agent

By:	/s/ Nicholas Tally

Name:	Nicholas Tally

Title:	Vice President

/s/ Frank Bumstead

as Stockholders’ Agent